Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Lincare Holdings Inc.:

     We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-148907 and 333-108207) and on Form S-8 (Nos. 333-145557, 333-116599, 333-98903, 333-74672, 333-78719, 333-71159, 333-46969, 333-39689 and 333-13275) of Lincare Holdings Inc. of our reports dated February 27, 2008, with respect to the consolidated balance sheets of Lincare Holdings Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2007, and the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form  10-K of Lincare Holdings Inc.

     As discussed in Notes 1(t) and 11 to the consolidated financial statements, effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123R, Share-Based Payment, and as discussed in Note 9 to the consolidated financial statements, the Company changed its method of quantifying errors in 2006.

     As discussed in Note 7 to the consolidated financial statements, effective January 1, 2007, the Company adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes.

/s/ KPMG LLP

Tampa, Florida
February 27, 2008
Certified Public Accountants